Updated:  January 20, 2000

                                    EXHIBIT A
                               TO RULE 12B-1 PLAN
                              FIRSTAR STELLAR FUNDS

         This Plan is adopted by Firstar Stellar Funds with respect to the Class of Shares of the portfolios of the Trust set forth below.

         In compensation for the services provided pursuant to this Plan, the Distributor will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net assets of the Funds held during the month.

*Treasury Fund - C
Tax-Free Money Market Fund - C
Ohio Tax-Free Money Market Fund - C
*Growth Equity Fund - A, B
*Relative Value Fund - A, B
Capital Appreciation Fund - A
*Stellar Fund - A
International Equity Fund - A
Strategic Income Fund - A, B
U.S. Government Income Fund - A, B
Insured Tax-Free Bond Fund- A
*Science & Technology Fund - A

*This monthly fee is currently only applied to the share classes of the Treasury Fund, Growth Equity Fund, Relative Value Fund, Stellar Fund and Science & Technology Fund listed above.